Contacts:	Jeanne Glass	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-2131	(631) 342-2111
	jeanne.glass@ca.com	daniel.kaferle@ca.com

KUMAR TO LEAVE COMPUTER ASSOCIATES

ISLANDIA, N.Y., June 4, 2004 - Computer Associates International, Inc. (NYSE: CA) today announced that Chief Software Architect Sanjay Kumar has decided to leave the Company.  Kumar will cease all involvement with the Company's business effective immediately.

In accepting Kumar's decision, CA Chairman Lewis Ranieri said, "The Board wishes Sanjay and his family well.  The Board is committed to reaching a settlement of the government's investigation into the Company's past accounting practices as quickly as possible.  We are working hard to take the remedial steps necessary to put this entire matter behind CA.  Sanjay's decision to leave CA was made in that spirit."

As previously reported, Kumar stepped down as CA's chairman and chief executive officer in April and was replaced by interim Chief Executive Officer Ken Cron.

In explaining his decision to leave, Kumar said, "It has become increasingly clear to me in the past few days that my continued role at CA is not helping the Company's efforts to move forward.  I understood that my stepping down as chairman and CEO represented a break with the past, but I have reluctantly concluded that as long as I hold any position, focus on past issues and my current role will continue.

"While I am grateful for the support and encouragement I have received from customers, employees and shareholders, I believe my decision to leave at this time is the right one," Kumar continued.  "It hopefully will permit CA to move forward."

As previously reported, the United States Attorney's Office and SEC investigations are continuing and the Company cannot predict the scope, outcome or timing of those investigations, which may include the institution of administrative, civil injunctive or criminal proceedings against the Company and/or other Company officers or employees, the imposition of fines and penalties, suspensions or debarments from government contracting, and/or other remedies and sanctions.  The Company also cannot predict what impact, if any, the investigation may have on its results of operations or financial condition, its ability to retain and attract key employees, its credit ratings and ability to finance operations, and its ability to market its products and services.

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments.  Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries.  For more information, please visit http://ca.com.

###

© 2004 Computer Associates International, Inc.  One Computer Associates Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.